Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

SBH GENOMICS, INC.,

a Delaware corporation,

RADOJE DRMANAC,

an individual

SNEZANA DRMANAC,

an individual

NUVELO, INC.,

a Delaware corporation

and

AFFYMETRIX, INC.,

a Delaware corporation

Dated as of December 3, 2004

i.

(CONTINUED)

5.9	Litigation	6

5.10	Consents	7

5.11	Infringement	7

5.12	No Claims	7

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	7

6.1	Good Standing and Corporate Power	7

6.2	Access	7

6.3	Authorization	7

6.4	Brokers	7

6.5	Acquisition of Purchased Stock	7

SECTION 7.	PRE-CLOSING COVENANTS OF SELLERS	8

7.1	Conduct of Business	8

7.2	Access	8

7.3	Termination of Benefit Plans	8

7.4	Conditions	8

SECTION 8.	PRE-CLOSING COVENANTS OF PURCHASER	9

8.1	Cooperation	9

8.2	Confidentiality	9

8.3	Investigation	9

8.4	Conditions	9

SECTION 9.	CONDITIONS PRECEDENT	9

9.1	Conditions to Each Party’s Obligation to Effect the Closing	9

9.2	Conditions to Obligations of Purchaser	10

9.3	Conditions to Obligation of Sellers	11

SECTION 10.	POST CLOSING COVENANTS	11

10.1	Company Insurance	11

10.2	Company Premises and Clean Room Access	11

10.3	Company Premises Facility Usage Credit	12

10.4	Company Insurance	12

10.5	Transition of Infrastructure	12

ii.

(CONTINUED)

10.6	Books and Records	13

10.7	Company Physical Assets	13

10.8	Payments Accrued Prior to Closing	13

10.9	Confidentiality	13

SECTION 11.	TERMINATION OF AGREEMENT	14

11.1	Right to Terminate Agreement	14

11.2	Effect of Termination	14

SECTION 12.	INDEMNIFICATION AND RELATED MATTERS	14

12.1	Indemnification by Sellers	14

12.2	Indemnification by Nuvelo	14

12.3	Indemnification by Purchaser	15

12.4	Expiration of Representations, Warranties and Covenants	15

12.5	Threshold Amount	15

12.6	Maximum Liability of Sellers	15

12.7	Knowledge of Specified Individuals	16

12.8	Knowledge of Breach	16

12.9	No Implied Representations	16

12.10	Indemnification Claims	16

12.11	Defense of Third Party Actions	17

12.12	Subrogation	18

12.13	Exclusivity	18

12.14	Release	18

SECTION 13.	MISCELLANEOUS PROVISIONS	19

13.1	Time of Essence	19

13.2	Materiality	19

13.3	Compliance with Laws	19

13.4	Publicity	19

13.5	Access of Sellers to Books and Records	19

13.6	Governing Law	19

13.7	Notices	19

iii.

(CONTINUED)

13.8	Table of Contents and Headings	20

13.9	Assignment	21

13.10	Parties in Interest	21

13.11	Severability	21

13.12	Entire Agreement	21

13.13	Waiver	21

13.14	Amendments	21

13.15	Interpretation of Agreement	21

13.16	Fees And Expenses	22

iv.

(CONTINUED)

SCHEDULES

Disclosure Schedule

EXHIBITS

Exhibit A:	Defined Terms

Exhibit B:	Form of Convertible Promissory Note

Exhibit C:	Form of Security Agreement

Exhibit D:	Form of Release Agreement

Exhibit E:	Form of New Affymetrix License

v.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT(“Agreement”) is entered into as of December 3, 2004, by and between SBH GENOMICS, INC., a Delaware corporation (“Purchaser”), Radoje Drmanac, an individual, Snezana Drmanac, an individual, NUVELO, INC., a Delaware corporation (“Nuvelo”), and AFFYMETRIX, INC., a Delaware corporation (“Affymetrix”; Affymetrix, together with Nuvelo, the “Sellers”). Certain capitalized terms used in this Agreement are defined on Exhibit A.

RECITALS

Sellers own all of the outstanding preferred stock of Callida Genomics, Inc, a Delaware corporation (the “Company”). Purchaser wishes to purchase such stock from Sellers on the terms set forth in this Agreement. Radoje Drmanac and Snezana Drmanac own all of the outstanding capital stock of Purchaser.

AGREEMENT

The parties hereto, intending to be legally bound, agree as follows:

SECTION	1. Sale and Purchase of Stock

1.1 Purchase of Stock. At the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of the outstanding Series A Preferred Stock and Series A-1 Preferred Stock of the Company, and 100 shares of Common Stock of the Company (together, the “Purchased Stock”) in accordance with this Agreement.

1.2 Purchase Price. The purchase price payable by Purchaser for the Purchased Stock (the “Purchase Price”) shall be as follows:

(a) Secured convertible promissory notes in the aggregate principal amount of one million dollars ($1,000,000) (the “Up-Front Payment”) in the form of convertible promissory note attached hereto as Exhibit B (the “Convertible Note”) and secured by the form of Security Agreement attached hereto as Exhibit C (the “Security Agreement”); and

(b) Annual payments payable over the 10 year period following closing, calculated in accordance with Section 2 hereof (the “Earn-Out Payments”).

1.3 Allocation of Purchase Price. Except as set forth in Section 2, all Purchase Price payments made by the Purchaser to the Sellers shall be made pro rata with reference to the number of shares of preferred stock of the Company held by each such Seller, as follows: (a) Nuvelo: 90%, and (b) Affymetrix: 10%.

1.4 Delivery of Up-Front Payment. Convertible Notes representing the Up-Front Payment shall be delivered to the Sellers at Closing.

SECTION 2. Calculation and Payment of Earn-Out Payments.

2.1 Definitions. For the purposes of the calculation and payment of Earn-Out Payments, the following terms shall have the following meanings:

(a) “Annual Revenue” means the sum of all IP Revenue, Product Revenue and Service Revenue received by the Purchaser over the course of a particular calendar year.

(b) “Due Date” means, with respect to a particular calendar year, the earlier of (A) completion of the Purchaser’s financial statements for such year and (B) May 1st of the year immediately following such year.

(c) “IP Revenue” means the aggregate amount received by the Purchaser as consideration for the sale of, or grant of a license under, the Company Registered Intellectual Property (as defined in Section 5.6), or patents or patent applications filed after the date hereafter and based on invention disclosures made to the Company prior to the date of the agreement, which may include upfront fees, annual payments, milestone payments, royalties, earn-outs, imputed income on interest-free loans received from the licensee and other similar payments; provided, however, that “IP Revenue” shall not include any amounts received by the Purchaser by way of (i) an equity investment (but solely to the extent that such investment is at a price equal to or less than 125% of the fair market value of the Purchaser’s stock with equivalent rights, preferences and privileges) (ii) a loan, (iii) research and development support (at a reasonable FTE value), or (iv) reimbursement of patent prosecution, maintenance, enforcement or defense expenses.

(d) “Net Annual Revenue” means, with respect to a particular calendar year, the greater of (i) zero and (ii) the amount determined by deducting five million dollars ($5,000,000) from the Annual Revenue for such calendar year.

(e) “Product Revenue” means the aggregate amount received by the Purchaser with respect to the sale of a product (i) that is covered by a Valid Claim in the Company Registered Intellectual Property, (ii) that is manufactured by a method covered by a Valid Claim in the Company Registered Intellectual Property or (iii) the use of which is covered by a Valid Claim in the Company Registered Intellectual Property.

(f) “Service Revenue” means the aggregate amount received by the Purchaser with respect to the provision of services that involve the use of products or methods claimed in the Company Registered Intellectual Property.

(g) “Valid Claim” means (a) a claim of an issued or granted patent which patent has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned; or (b) a claim of a pending patent that has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), or (iv) abandoned.

2.2 Annual Payments. No later than the Due Date for a particular calendar year, the Purchaser shall make a non-creditable, non-refundable payment equal to two and one-half percent (2.5%) of the Net Annual Revenue for such calendar year. The Purchaser and the Sellers agree that, until all obligations of Nuvelo under the Promissory Note dated November 13, 2001 issued by Hyseq, Inc. to Affymetrix, and assumed by Nuvelo (the “Nuvelo Promissory Note”) issued to Affymetrix have been satisfied and the Purchaser has received a notice to such effect signed by each of the Sellers, such Earn-Out Payments constitute Collateral as defined in the Pledge and Security Agreement dated November 13, 2001 between Hyseq, Inc. and Affymetrix and assumed by Nuvelo (the “Pledge and Security Agreement”) and shall therefore be paid directly to Affymetrix. Each payment shall be accompanied by (a) a report itemizing on a product-by-product, service-by-service, or patent assignment/license-by-patent assignment/license basis, as applicable, the amounts received by the Purchaser during such calendar year, and (b) a copy of the Purchaser’s financial statement for such year. If such financial statement has not been completed at the time of the Due Date, then the Purchaser shall provide such financial statement within five (5) days after its completion. The Purchaser’s obligation to make payments pursuant to this Section 2 shall expire after the Purchaser makes the payment due based on Net Annual Revenue for all calendar years up to and including 2014.

2.3 Payment Method. All payments due under this Agreement shall be made in immediately available funds by bank wire transfer to accounts designated by Sellers, or by check. All payments hereunder shall be made in U.S. dollars.

2.4 Taxes. Nuvelo and Affymetrix shall each pay its pro rata share of any and all taxes levied on account of all Earn-Out Payments received by them under this Agreement. If laws or regulations require that taxes be withheld, the Purchaser will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Nuvelo and Affymetrix within ten (10) days following that tax payment.

2.5 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Nuvelo and Affymetrix in the country in local currency by deposit in a local bank designated by Nuvelo and Affymetrix, unless the Parties otherwise agree.

2.6 Foreign Exchange. Conversion of amounts received in local currencies to U.S. dollars will be performed in a manner consistent with the Purchaser’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

2.7 Records; Inspection. The Purchaser shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Financial statements for years in which the Purchaser reports, or expects to report Annual Revenues in excess of $5,000,000 shall be audited at Purchaser’s expense by a reputable firm of independent accountants. Books and records of the Purchaser shall be kept for at least three (3) years following the end of the calendar year to which they pertain. Such records will open for inspection during such three (3) year period by independent accountants of either of the Sellers, solely for the purpose of verifying payment statements hereunder. Inspections conducted under this Section 2 shall be at the expense of the auditing party, unless a variation or error producing an increase exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts (plus interest) will be paid promptly by the Purchaser.

2.8 Interest. If the Purchaser fails to make any payment due under this Agreement, then interest shall accrue, immediately after notice and demand by a Seller, on a daily basis at the greater of a rate equal to two percent (2%) above the then-applicable prime commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.

SECTION 3. Closing

The closing of the transactions contemplated by Sections 1 and 3 (the “Closing”) shall be held at the offices of Cooley Godward LLP at 10:00 a.m. (California time) on December 3, 2004, or at such other place, time and/or date as may be jointly designated by Purchaser and Sellers; provided, however, that Closing shall occur no later than December 3, 2004.

SECTION 4. Representations and Warranties of Sellers

Subject to the limitations set forth in Section 12 and elsewhere in this Agreement, each Seller represents and warrants to Purchaser that, except as disclosed or otherwise referred to in the Disclosure Schedule or in any of the documents identified in the Disclosure Schedule, the following statements are accurate in all material respects:

4.1 Good Standing and Corporate Power. Such Seller is validly existing and in good standing as a corporation under the laws of the State of Delaware, and has all necessary corporate power to perform its obligations under this Agreement.

4.2 Title to Stock. On the Closing Date, such Seller shall deliver good title to the Purchased Stock free and clear of any and all liens or other encumbrances, except for any encumbrances created by or through Purchaser or any of Purchaser’s Associates.

4.3 Authorization. As of the Closing Date, the execution, delivery and performance of this Agreement on behalf of such Seller will have been duly authorized by all necessary action on the part of |such Seller and its boards of directors.

4.4 Consents. Such Seller is not and will not be required to give any notice to, or to obtain any consent from, any Person that is not a party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement, except for such consents which have already been obtained or notices which have already been given.

4.5 Brokers. Such Seller has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

SECTION 5. Representations and Warranties of Nuvelo

Subject to the limitations set forth in Section 12 and elsewhere in this Agreement, Nuvelo represents and warrants to Purchaser that, except as disclosed or otherwise referred to in the Disclosure Schedule or in any of the documents identified in the Disclosure Schedule, the following statements are accurate in all material respects:

5.1 Good Standing and Capitalization of the Company. The Company is validly existing and in good standing as a corporation under the laws of the State of Delaware. There are 3,600,000 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”) outstanding, all of which are held of record by Nuvelo, and 400,000 shares of Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred”) outstanding, all of which are held of record by Affymetrix. As of the date of this Agreement, except for the Series A Preferred shares held by Nuvelo and the Series A-1 Preferred held by Affymetrix, (i) 16,928 shares of Common Stock of the Company are issued and outstanding, and (ii) 426,364 shares of Common Stock of the Company were subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock, (stock options granted by the Company are referred to in this Agreement as “Company Options”). The Company Options will survive the Closing, and will remain obligations of the Company thereafter.

5.2 Financial Statements; Books and Records. Except as set forth therein, to the best of the actual knowledge of the Specified Individuals, (a) the Unaudited Financial Statements present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and the results of its operations for the year then ended, in substantial conformity with the accounting principles referred to in the notes thereto; and (b) the books of account, ledger, stock records and minute books of the Company are accurate, up to date and complete in all material respects, and have been maintained in accordance with reasonably prudent business practices.

5.3 No Material Adverse Change. To the best of the actual knowledge of the Specified Individuals, between December 31, 2003 and the date of this Agreement:

(a) the Company has not entered into any material transaction outside the ordinary course of business, except for transactions contemplated by or relating to contracts or other matters referred to in the Disclosure Schedule or otherwise disclosed in Sellers’ periodic public filings with the Securities and Exchange Commission; and

(b) there has occurred no material adverse change to the financial condition of the Company, except to the extent that any such change has arisen from or relates to any transaction contemplated by or relating to any contract or other matter referred to in the Disclosure Schedule or otherwise disclosed in Sellers’ periodic public filings with the Securities and Exchange Commission.

5.4 No Subsidiaries. The Company does not own more than 50% of the outstanding capital stock (or other similar equity interests) of any corporation other than N-Mer, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

5.5 Contracts. To the best of the actual knowledge of the Specified Individuals, the Disclosure Schedule identifies each material contract to which the Company was a party as of the date hereof.

5.6 Assets. To the best of the actual knowledge of the Specified Individuals the Disclosure Schedule identifies (i) each material physical asset owned by the Company (the “Company Physical Assets”) and (ii) provides a true and complete listing of all issued patents, pending patent applications, and registered trade and service marks that are owned by the Company and/or any subsidiary of the Company as of the date hereof (subsection (ii) of this Section 5.6 collectively referred to as the “Company Registered Intellectual Property”).

5.7 Notices of Violations and Breaches. To the best of the actual knowledge of the Specified Individuals, between December 31, 2003 and the date of this Agreement:

(a) the Company has not received any written notice from any governmental authority alleging that the Company has committed a material violation of any law or governmental regulation, except for notices referring to violations that have been substantially cured or remedied; and

(b) the Company has not received any written notice from any Person alleging that the Company has committed a material breach of any of the contracts identified in the Disclosure Schedule, except for notices referring to breaches that have been substantially cured or remedied.

5.8 Title. To the best of the actual knowledge of the Specified Individuals, between December 31, 2003 and the date of this Agreement, the Company has not received any written notice from any Person alleging that any material asset of the Company that is reflected in the Unaudited Financial Statements is subject to any material title defect or other material encumbrance, except for notices referring to defects or other encumbrances (i) created or arising in the ordinary course of business, (ii) created, arising or existing under or in connection with any of the contracts or other matters referred to in the Disclosure Schedule, (iii) relating to any taxes or other governmental charges or levies that are not yet due and payable, or (iv) relating to, or created, arising or existing in connection with, any legal proceeding that is being contested in good faith. To the best of the actual knowledge of the Specified Individuals, the Company has good and valid title to the Company Physical Assets and the Company Registered Intellectual Property, free and clear of any and all liens or other encumbrances, except for any encumbrances created by or through Purchaser or any of Purchaser’s Associates, or pursuant to the Security Agreement contemplated hereunder.

5.9 Litigation. There is no material lawsuit or other material legal proceeding that is pending against the Company before any court or other tribunal and that (a) is likely to result in a final judgment adverse to the Company, and (b) is likely to have a material adverse effect on the Company’s business. There is no legal proceeding pending that challenges or that may have the effect of delaying, preventing or making illegal or otherwise interfering with the transactions contemplated by this Agreement.

5.10 Consents. In connection with the consummation of the transactions contemplated by this Agreement, and pursuant to the material agreements listed on the Disclosure Schedule attached hereto, the Company is not and will not be required to give any notice to, or to obtain any consent from, any Person that is not a party to this Agreement.

5.11 Infringement. To the best of the actual knowledge of the Specified Individuals, the Company has not received any notice of any actual, alleged, possible or potential infringement by the Company Registered Intellectual Property of any intellectual property owned or used by any other Person.

5.12 No Claims. To the best of the actual knowledge of the Specified Individuals, there are no Claims against Radoje Drmanac and Snezana Drmanac, and Nuvelo has no current intention of bringing any Claim against Radoje Drmanac or Snezana Drmanac.

SECTION	6. Representations and Warranties of Purchaser

Purchaser, Radoje Drmanac and Snezana Drmanac jointly represent and warrant that the following statements are accurate in all material respects:

6.1 Good Standing and Corporate Power. Purchaser is validly existing and in good standing as a corporation under the laws of the State of Delaware, and has all necessary corporate power to perform its obligations under this Agreement. Purchaser’s financial resources are sufficient to enable it to purchase the Purchased Stock and fulfill its obligations hereunder.

6.2 Access. To the best of the knowledge of Purchaser, Radoje Drmanac and Snezana Drmanac, Purchaser and its Associates have been given full access to the assets, books, records, contracts and employees of the Company, and have been given the opportunity to meet with officers and other representatives of Sellers and the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs.

6.3 Authorization. The execution, delivery and performance of this Agreement on behalf of Purchaser have been duly authorized by all necessary action on the part of Purchaser and its board of directors.

6.4 Brokers. Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

6.5 Acquisition of Purchased Stock. Purchaser is acquiring the Purchased Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Purchased Stock.

SECTION 7. Pre-Closing Covenants of Sellers

Sellers agree that, between the date of this Agreement and the Closing Date:

7.1 Conduct of Business. Except as contemplated by this Agreement or referred to in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in the Disclosure Schedule, Sellers shall not, without Purchaser’s consent (which shall not be unreasonably withheld by Purchaser):

(a) permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws;

(b) permit the Company to issue any capital stock;

(c) permit the Company to merge or combine with any unaffiliated entity;

(d) permit the Company to pay any dividends to its stockholders;

(e) permit the Company to enter into any material transaction outside the ordinary course of business; or

(f) cause the Company to conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

provided, however, that, notwithstanding anything to the contrary contained in this Section 7.1 or elsewhere in this Agreement, Sellers shall be permitted to cause the Company to enter into any transaction that is contemplated by or relates to any of the contracts or other matters referred to in the Disclosure Schedule.

7.2 Access. Subject to the provisions of Section 8, Sellers shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records and contracts of the Company for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser’s sole expense, the business, operations and legal affairs of the Company.

7.3 Termination of Benefit Plans. Nuvelo shall cause the Company, immediately prior to Closing, to terminate the Company 401(k) plan and all other employee benefit plans currently provided to Callida employees under the auspices or management of Nuvelo, provided, however, that Nuvelo shall provide medical insurance coverage under COBRA to the employees of the Company from Closing until December 31, 2004.

7.4 Conditions. Sellers shall use reasonable efforts to attempt to ensure that the conditions set forth in Sections 9.1 and 9.2 are satisfied on a timely basis.

SECTION 8. Pre-Closing Covenants of Purchaser

Purchaser, Radoje Drmanac and Snezana Drmanac jointly agree that, between the date of this Agreement and the Closing Date:

8.1 Cooperation. Purchaser, Radoje Drmanac and Snezana Drmanac shall cooperate fully with Sellers, and shall provide Sellers with such assistance as Sellers may reasonably request, for the purpose of facilitating the performance by Sellers of their obligations under this Agreement.

8.2 Confidentiality. Purchaser, Radoje Drmanac and Snezana Drmanac shall (a) hold in strict confidence, and shall cause each of its Associates to hold in strict confidence, all documents and information obtained with respect to Sellers, Sellers’ stockholders, the Company and Sellers’ other Associates; and (b) shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person. Without limiting the generality of the foregoing, Purchaser, Radoje Drmanac and Snezana Drmanac shall not disclose to any Person, and shall not permit any of its Associates to disclose to any Person, the existence of this Agreement or any of the terms or provisions hereof.

8.3 Investigation. In conducting its investigation of the business, operations and legal affairs of the Company, Purchaser, Radoje Drmanac and Snezana Drmanac shall not interfere in any manner with the business or operations of the Company, Nuvelo or Affymetrix or with the performance of any of the Company’s, Nuvelo’s or Affymetrix’s employees.

8.4 Conditions. Purchaser shall use reasonable efforts to attempt to ensure that the conditions set forth in Section 9.1 and 9.3 are satisfied on a timely basis.

SECTION 9. Conditions Precedent

9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a U.S. federal or state governmental entity preventing the Closing shall be in effect.

(b) The following agreements shall have been terminated and shall be of no further force or effect, effective as of the Closing:

(i) that certain Management Services Agreement dated October 24, 2001 by and between Company and Nuvelo (as successor in interest to Hyseq, Inc., a Nevada corporation) (the “Management Services Agreement”) shall have been terminated, and as consideration for such termination Nuvelo shall grant to Company a facilities usage fee credit, pursuant to Section 10.3;

(ii) that certain Stockholders’ Agreement dated October 24, 2001 among Company, Affymetrix and Nuvelo (as successor in interest to Hyseq, Inc., a Nevada corporation);

(iii) that certain Registration Rights Agreement dated October 24, 2001 among Company, Affymetrix and Nuvelo (as successor in interest to Hyseq, Inc., a Nevada corporation); and

(iv) that certain N-Mer, Inc. Option Agreement dated October 24, 2001 among Company, N-Mer, Inc. a Delaware corporation and wholly-owned subsidiary of Company and Affymetrix.

(c) Purchaser and Affymetrix shall have entered into a license agreement, effective upon the Closing, in the form attached hereto as Exhibit E (the “New Affymetrix License”).

(d) All amounts owed by Company to Nuvelo pursuant to the Management Services Agreement or otherwise for goods or services delivered or rendered prior to the Closing Date shall have been paid in full, or such debts shall have been retired, such that no monies are owed by Company to Nuvelo following the Closing, except for adjustments to be made pursuant to Section 10.8 and except as otherwise contemplated hereunder.

(e) All amounts owed by Company and N-Mer, Inc. to Affymetrix pursuant to (i) the Product Development and Supply Agreement dated October 24, 2001 between N-Mer, Inc. and Affymetrix, (ii) the Product Solicitation Agreement dated October 24, 2001 between N-Mer and Affymetrix and (iii) the License Agreement dated October 24, 2001 between Callida Genomics, Inc. and Affymetrix for goods or services delivered or rendered prior to the Closing Date shall have been paid in full, or such debts shall have been retired, such that no such monies are owed by Company to Affymetrix following the Closing, except as otherwise contemplated hereunder.

9.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing are further subject to the following conditions:

(a) The representations and warranties of Sellers set forth in this Agreement (excluding any representation or warranty that refers specifically to “the date of this Agreement,” “the date hereof” or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, any inaccuracy that does not have a material adverse effect on the Company shall be disregarded).

(b) Except for Radoje Drmanac and Snezana Drmanac, the officers and directors of the Company and its subsidiaries shall have resigned, effective as of the Closing.

(c) Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(d) Affymetrix shall have released the shares of Purchased Stock which are collateral pursuant to that certain Pledge and Security Agreement between Nuvelo (as successor in interest to Hyseq, Inc., a Nevada corporation).

9.3 Conditions to Obligation of Sellers. The obligation of the Sellers to effect the Closing are further subject to the following conditions:

(a) The representations and warranties of Purchaser, Radoje Drmanac and Snezana Drmanac set forth in this Agreement (excluding any representation or warranty that refers specifically to “the date of this Agreement,” “the date hereof” or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, any inaccuracy that does not have a material adverse effect on the Purchaser shall be disregarded.

(b) Nuvelo shall have received the tender of the executed Release Agreement, in its favor and in the form attached hereto as Exhibit D, from each of Radoje Drmanac and Snezana Drmanac.

(c) Purchaser, Radoje Drmanac and Snezana Drmanac shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(d) Sellers shall have received from the Company’s Secretary a certificate having attached thereto (i) the Company’s Certificate of Incorporation as in effect at the time of the Closing, and (ii) resolutions approved by the board of directors of the Company authorizing the transactions contemplated hereby.

(e) The terms of the Nuvelo Promissory Note shall have been amended and/or waived to the satisfaction of Affymetrix and Nuvelo.

SECTION 10. Post Closing Covenants

10.1 Company Insurance. The Purchaser shall, within business 5 days of Closing, have obtained insurance coverage, or caused Company to obtain insurance coverage, in a form suitable to Nuvelo in its sole discretion, insuring against risks associated with the activities of the Purchaser and the Company to be conducted in the Company Premises (the “Company Insurance”). The Company Insurance shall provide coverage for general third party liability in an amount of at least $1,000,000.

10.2 Company Premises and Clean Room Access.

(a) The Purchaser acknowledges that the Company currently conducts its operations in approximately 12,000 square feet of premises (the “Company Premises”), which Company Premises comprise a portion of facilities leased by Nuvelo at 670 Almanor Avenue, Sunnyvale, California from Peery-Arrillaga. Subject to Section 10.4, and upon payment to Nuvelo of a facility usage fee of $28,000 per month, Nuvelo will permit the Company to continue its operations from the Company Premises until the earlier of such time (each a

“Termination Event”) as (i) Nuvelo’s lease of such facilities is terminated, (ii) the landlord of such facilities ceases to permit the Company and/or the Purchaser to conduct operations from the Company Premises and (iii) June 30, 2005. Nuvelo agrees that it will provide written notice to Company within one (1) business day if Nuvelo receives notice of a Termination Event that is earlier than June 30, 2005. Nuvelo further agrees that, subject to continued compliance by Company pursuant to this Section 10.2 and Section 10.4 it will take no affirmative action to cause a Termination Event prior to June 30, 2005. Company agrees, and Purchaser agrees that it shall cause Company, to vacate the Company Premises upon the occurrence of a Termination Event, and in any event by June 30, 2005, and to bear all costs and expenses associated with removing its assets from the Company Premises and cleaning the Company Premises, provided that cleaning shall be limited to a clean sweep of the premises. Purchaser shall cooperate with Nuvelo, and shall cause Company to cooperate with Nuvelo, in providing Nuvelo with reasonable access to the Company Premises prior to a Termination Event. If, within two weeks prior to a Termination Event, Purchaser and Company have not demonstrated to the reasonable satisfaction of Nuvelo that Company Premises will be timely vacated, then Nuvelo shall, at the expense of Purchaser and Company, be entitled to remove all property from the Company Premises and cause such premises to be vacated. During their use of the Company Premises, Purchaser and Company shall pay monthly expenses associated therewith, such as gas and electric utilities, which are not provided by the landlord under the lease between Nuvelo and Peery-Arrillaga.

(b) Subject to Section 10.4, until June 30, 2005, and upon payment to Nuvelo of a facility usage fee of $10,000 per month, Nuvelo shall

(i) during normal business hours permit all Callida employees reasonable access to and use of the clean room facility (the “Clean Room”) maintained by Nuvelo; and

(ii) permit up to three Callida employees (such employees’ names to be provided to Nuvelo by advance written notice) reasonable 24 hour access to such clean room facility, without charge.

10.3 Company Premises Facility Usage Credit. As consideration for the termination by the Company of the Management Services Agreement pursuant to Section 9.1(b)(i), Nuvelo grants to Company a pre-paid facility usage credit in the amount of $266,000 which credit may be used by Company solely to pay facility usage fees to Nuvelo for use of the Company Premises and the Clean Room. Any portion of such facility usage credit which has not been applied to facility usage fees for the Company Premises or the Clean Room prior to June 30, 2005 shall be forfeited by the Company, shall have no further value, and Nuvelo shall have no obligation to Company with respect thereto.

10.4 Company Insurance. The Purchaser shall, or shall cause Company to, maintain the Company Insurance until such time as the Company has vacated the Company Premises.

10.5 Transition of Infrastructure. Following Closing, Purchaser shall work diligently, and shall cause Company to work diligently, to establish new information technology infrastructure for Company, including computer and telephone networks as deemed appropriate by Purchaser. Nuvelo shall provide reasonable cooperation in the Company’s transition from the information technology currently provided to the Company by Nuvelo to the new Company infrastructure to be established pursuant to this section. To the extent it can reasonably do so without interrupting its own information technology infrastructure, Nuvelo shall transfer the “SBH” domain name it controls to Purchaser. Nuvelo shall permit Company to continue to use the information technology infrastructure currently provided to the Company by Nuvelo until the earlier of (a) the time the Company has established its own information technology infrastructure or (b) December 8, 2004.

10.6 Books and Records. Within two (2) business days of Closing, Nuvelo shall deliver to Purchaser those books and records of Company in the possession of Nuvelo. Books and records of the Company, whether in physical or electronic form, that are present on the Company Premises at Closing shall be deemed delivered pursuant to this Section 10.6. Nuvelo shall be entitled to retain a copy of all books and records of the Company. Nuvelo shall provide the Company with reasonable access to the names of suppliers (and non-confidential terms of related supply agreements) from whom Nuvelo purchased goods or services on behalf of the Company prior to Closing.

10.7 Company Physical Assets. Following Closing, Nuvelo shall cooperate with Purchaser and Company in providing reasonable access for Purchaser and Company to those Company Physical Assets which are not stored on Company Premises at Closing. The costs of locating and retrieving such Company Physical Assets shall be borne entirely by Purchaser and Company.

10.8 Payments Accrued Prior to Closing. All liabilities accrued by the Company and approved by Nuvelo prior to Closing shall be paid by Nuvelo. Such liabilities shall expressly include, without limitation, the termination fee related to those certain licenses with ARCH Development Corporation. The first $50,000 of grant monies paid to the Company (pursuant to the NIST or NIH grants described in Section 5.5 of the Disclosure Schedule) after Closing but accrued with respect to periods prior to Closing shall be retained by the Company, and the balance of all such monies in excess of $50,000 shall be paid over to and retained by Nuvelo. If such grant monies accrued for periods prior to Closing and paid to the Company after Closing are less than $50,000, then Nuvelo shall pay to the Company in cash the difference between the amount of such grant monies and $50,000.

10.9 Confidentiality. Each Seller agrees that it shall keep confidential, and shall not use or disclose to any other Person any confidential document or other confidential information in the possession of such Seller that relates to the business of Company, except as may otherwise be required pursuant to judicial process or other applicable legal requirement. Purchaser, Radoje Drmanac and Snezana Drmanac agree that each shall keep confidential, and shall not use or disclose to any other Person any confidential document or other confidential information in the possession of such Person that relates to the Sellers, Sellers’ stockholders, and Sellers’ other Associates, except as may otherwise be required pursuant to judicial process or other applicable legal requirement.

SECTION 11. Termination of Agreement

11.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

(a) by agreement of Nuvelo, Affymetrix and Purchaser

(b) by Purchaser at any time after the Scheduled Closing Time, if any condition set forth in Sections 9.1 and 9.2 shall not have been satisfied or waived; or

(c) by Sellers at any time after the Scheduled Closing Time, if any condition set forth in Sections 9.1 and 9.3 shall not have been satisfied or waived.

11.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 11.1:

(a) Purchaser shall promptly cause to be returned to Sellers and Sellers’ Associates all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser’s investigation of the Company’s business, operations and legal affairs, including any copies made by Purchaser or any of Purchaser’s Associates of any such documents or information; and

(b) neither party hereto shall have any obligation or liability to the other party hereto, except that (ii) Purchaser shall remain bound by the provisions of this Section 11.2 and Sections 8.2 and 13.

SECTION 12. Indemnification and Related Matters

12.1 Indemnification by Sellers. Subject to the limitations set forth in this Section 12 and elsewhere in this Agreement, Sellers shall indemnify Purchaser against any Damages that Purchaser actually incurs during the period commencing on the Closing Date and ending on March 31, 2005 as a direct result of any material breach by Sellers of any representation or warranty of Sellers set forth in Section 4 of this Agreement.

12.2 Indemnification by Nuvelo. Subject to the limitations set forth in this Section 12 and elsewhere in this Agreement, Nuvelo shall indemnify Purchaser against:

(a) any Damages that Purchaser actually incurs, during the period commencing on the Closing Date and ending on the earlier of (i) June 30, 2006, and (ii) the full and final resolution of any audit of NIST Grant # 70NANB1H3028 (the “NIST Grant”), as a direct result of any audit with respect to monies accrued under the NIST Grant prior to Closing, irregardless of whether there was a breach by Sellers of any representation or warranty of Sellers; and

(b) any Damages that Purchaser actually incurs during the period commencing on the Closing Date and ending on March 31, 2005 as a direct result of any material breach by Nuvelo of any representation or warranty of Nuvelo set forth in Section 5 of this Agreement.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Section 12 and elsewhere in this Agreement, Purchaser shall indemnify each Seller against any Damages that either Seller actually incurs during the period commencing on the Closing Date and ending March 31, 2005 as a direct result of any material breach by Purchaser of any representation or warranty of Purchaser set forth in this Agreement. The total amount of the payments that Purchasers can be required to make under or in connection with the indemnity provided under this Section 12 shall be limited in the aggregate to a maximum of $150,000, and Purchaser’s cumulative liability under this Section 12 shall in no event exceed such amount.

12.4 Expiration of Representations, Warranties and Covenants. The covenants set forth in Sections 7 and 8 shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished. All of the representations and warranties of Sellers set forth in Section 4 of this Agreement and the representations and warranties of Nuvelo contained in Section 5 of this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 10:00 a.m. (California time) on March 31, 2005, and all liability of Sellers with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, prior to March 31, 2005, Purchaser shall have duly delivered a Claim Notice to Sellers in conformity with all of the applicable procedures set forth in Section 12.10, then the specific indemnification claim set forth in such Claim Notice shall survive March 31, 2005 (and shall not be extinguished thereby). All liability of Nuvelo with respect to the indemnification granted pursuant to section 12.2(b) with respect to any audit of the NIST Grant shall terminate and expire, and shall cease to be of any force or effect, at 10:00 a.m. (California time) on the earlier of (i) June 30, 2006, and (ii) the full and final resolution of any audit of the NIST Grant, and all liability of Nuvelo with respect thereto shall thereupon be extinguished; provided, however, that if, prior to the earlier of (x) June 30, 2006, and (y) the full and final resolution of any audit of the NIST Grant, Purchaser shall have duly delivered a Claim Notice to Nuvelo with respect to a claim pursuant to Section 12.2(b) in conformity with all of the applicable procedures set forth in Section 12.10, then the specific indemnification claim set forth in such Claim Notice shall survive such date (and shall not be extinguished thereby).

12.5 Threshold Amount. Without limiting the effect of any of the other limitations set forth herein, Sellers shall not be required to make any indemnification payment pursuant to this Section 12, except to the extent that the cumulative amount of the Damages actually incurred by Purchaser as a direct result of all such breaches of such representations and warranties and pursuant to Section 12.2(a) actually exceeds the Threshold Amount. Subject to Section 12.6, if the Threshold Amount is so exceeded, Nuvelo and/or Affymetrix, as applicable, shall be required to pay, and shall be liable for, the full amount of the Damages actually incurred by Purchaser as a direct result of all such breaches of such representations and warranties and pursuant to Section 12.2(a), including the Threshold Amount. The “Threshold Amount” shall be $10,000.

12.6 Maximum Liability of Sellers. The total amount of the payments that Sellers can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to Purchaser and all amounts payable to any counsel retained by Sellers in accordance with Section 12.11) shall be limited in the aggregate to a maximum of $150,000, and Sellers’ cumulative liability shall in no event exceed such amount. Any such liability shall be apportioned among the Sellers 90% as to Nuvelo and 10% as to

Affymetrix, except with respect to liabilities incurred pursuant to Section 12.2 above. Without limiting the generality of the foregoing, any indemnification payments required to be made by Affymetrix hereunder shall be made exclusively by offset against the principal amount of the Convertible Notes, and any indemnification payments required to be made by Nuvelo hereunder shall be made in cash, provided, however, that (i) such cash payments by Nuvelo shall be applied directly to the liability giving rise to such indemnification payment, or (ii) Company shall provide assurances to Nuvelo that such liability has been paid. Purchaser shall have no other recourse against Sellers or any of Sellers’ Associates, or against any of the assets of Sellers or any of Sellers’ Associates, in connection with any indemnification claim or any other claim of any nature.

12.7 Knowledge of Specified Individuals. For purposes of this Agreement, a Specified Individual shall not be deemed to have any knowledge of the inaccuracy of any representation, warranty or other statement unless such Specified Individual actually knows that such representation, warranty or other statement is materially inaccurate. No knowledge shall be imputed to any Specified Individual, and no Specified Individual shall be expected or required to undertake any investigation or inquiry of any nature for the purpose of verifying the accuracy of any representation, warranty or other statement set forth in this Agreement.

12.8 Knowledge of Breach. For purposes of this Section 12, Sellers shall not be deemed to have breached any representation or warranty if Purchaser had or could have obtained (by means of a diligent investigation), on or prior to the Closing Date, any knowledge of the breach of, or of any facts or circumstances constituting or resulting in a breach of, such representation or warranty.

12.9 No Implied Representations. Purchaser and Sellers acknowledge that, except as expressly provided in Sections 4, 5 and 6, neither party hereto, and none of the Associates of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

12.10 Indemnification Claims. If either Nuvelo, Affymetrix or the Purchaser (the “Claimant”) wishes to assert an indemnification claim against another party as permitted hereby, the Claimant shall deliver to the other party (and in the case that the Purchaser is the Claimant, it shall deliver to both Sellers) a written notice (a “Claim Notice”) setting forth:

(a) the specific representation and warranty alleged to have been breached by such other party, or the basis for asserting such claim pursuant to Section 12.2 (b);

(b) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

(c) a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be permitted to deliver any Claim Notice to Sellers (and shall not be entitled to assert any indemnification claim set forth in any Claim Notice) unless:

(i) the indemnification claim set forth in such Claim Notice shall have arisen from a bona fide lawsuit or other bona fide legal proceeding that was instituted by a third party against Purchaser or the Company prior to the delivery of such Claim Notice to Sellers; or

(ii) Purchaser shall have demonstrated to Sellers’ reasonable satisfaction, before the delivery of such Claim Notice to Sellers, that Purchaser has theretofore actually incurred substantial Damages as a direct result of the alleged breach described in such Claim Notice.

Any Claim Notice that is delivered to Sellers in contravention of the prohibition set forth in the preceding sentence shall not be deemed to have been “duly delivered” for purposes of Section 12.4 and shall be of no force or effect.

12.11 Defense of Third Party Actions. If Nuvelo, Affymetrix or the Purchaser (the “Indemnitee”) receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may give rise to an indemnification claim against another party hereto (the “Indemnifying Party”), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, however, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim against Sellers or Nuvelo within the meaning of this sentence, the limitation set forth in Section 12.5 shall not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Section 12 with respect to such Matter. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Matter with its own counsel. If the Indemnifying Party elects to assume the defense of any such Matter, then:

(a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party’s election to assume the defense of such Matter;

(b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s Associates and that the Indemnifying Party considers necessary or desirable for the defense of such Matter;

(c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter;

(d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter;

(e) the Indemnitee shall not admit any liability with respect to such Matter; and

(f) the Indemnifying Party shall have the exclusive right to settle, adjust or compromise such Matter, on such terms as it may deem appropriate, without the consent or approval of the Indemnitee or any other Person.

If the Indemnifying Party elects not to assume the defense of such Matter, then the Indemnitee shall proceed diligently to defend such Matter with the assistance of counsel satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent of the Indemnifying Party.

12.12 Subrogation. To the extent that Nuvelo, Affymetrix or the Purchaser (the “Indemnitor”) makes or is required to make any indemnification payment to another party hereto (the “Indemnified Party”), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Associates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party’s Associates in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.

12.13 Exclusivity. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section 12 shall be the sole and exclusive right and remedy exercisable by such party with respect to any and all claims and causes of action relating to this Agreement and the transactions contemplated hereby (other than claims for fraud or intentional misrepresentation) and other than with respect to claims which may arise under the New Affymetrix License, with respect to which the rights and remedies of the parties thereto shall be governed by the terms thereof.

12.14 Release. In furtherance of Section 12.13, each party hereto hereby waives and releases, from and after the Closing Date any and all rights, claims and causes of action (other than indemnity claims arising under this Section 12) it may have relating to this Agreement and the transactions contemplated hereby. Each party hereto (i) makes this waiver and release with full knowledge that it may be releasing presently unknown or unsuspected claims, (ii) has had the opportunity to be advised by its independent legal counsel with respect to, and is familiar with Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and (iii) expressly waives any and all rights which it may have under Section 1542 of the California Civil Code, or any other state or federal statute or common law principle of similar effect.

SECTION 13. Miscellaneous Provisions

13.1 Time of Essence. Time is of the essence of this Agreement.

13.2 Materiality. For purposes of Sections 4, 5 and 9 of this Agreement and for purposes of Exhibit A to this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed to be “material” unless the existence or occurrence of such matter or event would, by itself, (a) cause a reasonable purchaser to reverse its decision to enter into a transaction of the type contemplated by this Agreement, and (b) reduce the value of the Purchased Stock by more than $10,000.

13.3 Compliance with Laws. Purchaser shall execute such agreements and other documents, and shall take such other actions, as Sellers may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

13.4 Publicity. Sellers and Purchaser will consult with each other and agree before issuing any press release or otherwise making any public statement concerning any of the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable legal requirements or any listing agreement with Nasdaq or any other applicable national securities exchange (in which case a party will first consult with the other parties to the extent reasonably practicable).

13.5 Access of Sellers to Books and Records. At all times after the Closing Date, Purchaser shall give Sellers and Sellers’ Associates reasonable access to the books and records of the Company (to the extent such books and records relate to the period prior to the Closing Date).

13.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law). In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of California or of any California state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of California or a California state court.

13.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received by the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

if to Purchaser:

SBH Genomics, Inc.

27635 Red Rock Road

Los Altos Hill, CA 94022

with a copy to:

James Hagan, Esq.

350 Cambridge Avenue, Suite 350

Palo Alto, CA 94306

if to Radoje Drmanac or Snezana Drmanac:

27635 Red Rock Road

Los Altos Hill, CA 94022

if to Nuvelo:

Nuvelo Inc.

675 Almanor Avenue

Sunnyvale, CA 94085

Attention: General Counsel

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: John Geschke

if to Affymetrix, to:

Affymetrix, Inc.

3380 Central Expressway

Santa Clara, CA 95051

Attention: General Counsel

13.8 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.9 Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that a Seller may assign to any Person its right to receive all or any portion of the amount payable to it under Sections 1 and 2.

13.10 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

13.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

13.12 Entire Agreement. This Agreement, the Release Agreement, the Convertible Notes, the Security Agreement and the New Affymetrix License set forth the entire understanding of the Sellers on the one hand and the Purchaser, Radoje Drmanac, and Snezana Drmanac on the other hand and supersede all other agreements and understandings between the Sellers on the one hand and the Purchaser, Radoje Drmanac, and Snezana Drmanac on the other hand relating to the subject matter hereof and thereof, including without limitation that certain Stock Purchase Agreement executed by Purchaser, Radoje Drmanac, and Snezana Drmanac on November 30, 2004.

13.13 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

13.14 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of all parties hereto.

13.15 Interpretation of Agreement.

(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(d) References herein to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

13.16 Fees And Expenses. All fees and expenses incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed as of the date first above written.

SBH GENOMICS, INC.

By:	/s/ Radoje Drmanac
Name:	RADOJE DRMANAC
Title:	PRESIDENT

RADOJE DRMANAC

/s/ Radoje Drmanac
Radoje Drmanac

SNEZANA DRMANAC

/s/ Snezana Drmanac
Snezana Drmanac

NUVELO, INC.

By:	/s/ Ted W. Love
Name:	Ted W. Love
Title:	Chief Executive Officer

AFFYMETRIX, INC.

By:	/s/ Barbara A. Caulfield
Name:	Barbara A. Caulfield
Title:	Executive Vice President and General Counsel

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A TO

STOCK PURCHASE AGREEMENT

Defined Terms

For purposes of this Agreement (including the Disclosure Schedule):

“Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached, including the Disclosure Schedule.

“Associates” of a Person shall include:

(a) such Person’s affiliates, stockholders, directors, officers, employees, agents, attorneys, accountants and representatives; and

(b) all stockholders, directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person’s affiliates.

“Closing Date” shall mean the time and date as of which the Closing actually takes place.

“Company” shall mean Callida Genomics, Inc., a Delaware corporation.

“Damages” shall mean out-of-pocket losses and damages; provided, however, that for purposes of computing the amount of Damages incurred by any Person, there shall be deducted:

(a) an amount equal to the amount of any tax benefit directly or indirectly received or receivable by such Person or any of such Person’s affiliates in connection with such Damages or the circumstances giving rise thereto; and

(b) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements directly or indirectly received or receivable by such Person or any of such Person’s affiliates in connection with such Damages or the circumstances giving rise thereto.

“Disclosure Schedule” shall mean that certain Disclosure Schedule attached to the Agreement. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

“Matter” shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

“Person” shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

A-1

“Scheduled Closing Time” shall mean the time and date as of which the Closing is scheduled to take place (as such time and date may be postponed by Seller pursuant to Section 3 or by the mutual agreement of the parties hereto).

“Specified Individuals” shall mean the following executive officers of Seller: Ted W. Love, Lee Bendekgey and Gary Titus.

“Unaudited Financial Statements” shall mean (i) the unaudited balance sheet of the Company as of December 31, 2003, together with the related statements of operations and operating cash flows for the calendar year ended on such date, and (ii) the unaudited consolidated balance sheet of the Company as September 30, 2004, together with the related statements of operations and operating cash flows for the period ended on such date.

A-2